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                                  [LETTERHEAD]


                                                                    Exhibit 99.1


For Immediate Release



 TERAGLOBAL COMMUNICATIONS ANNOUNCES CORPORATE RESTRUCTURING TO FOCUS ON REVENUE

San Diego, California, June 6, 2000. TeraGlobal Communications Corp. (NasdaqNM:TGCC) today announced that it is effecting a corporate restructuring to focus the company's resources on revenue generation, following the release of its TeraMedia 2.0 solution. The restructuring includes the retasking of select employees to sales and support of the company's TeraMedia-TM- solution and an immediate reduction of the work force by approximately 10 percent.

"We are committed to making the transition from a research and development organization to a sales and marketing company," said David Fann, chief executive officer. "Our core focus now is on leveraging the potential of our unique technology and TeraMedia solution toward creating profitability and enhanced value for our customers, employees and shareholders."

Fann added that elements of the restructuring plan include:

- The addition of two senior members to the sales organization. The new managers are responsible for supervising sales to the government and education markets.
- Placing supervision of all marketing activities under Robert Welty, vice president of sales to facilitate alignment of the company's marketing and sales efforts.
- Reassigning some of the technical staff to focus on quality assurance testing, network design and installation of TeraGlobal's UCCA, and customer service and support of the company's TeraMedia services product.

TeraGlobal employs approximately 70 persons primarily out of offices in San Diego, California, Logan, Utah and Cambridge Massachusetts. The reductions were targeted primarily in administrative positions.

TeraGlobal Communications Corp. is a communications technology company. The company has developed a next generation network -- the Unified Computing and Communications Architecture -- that combines data with traditional communication networks, such as the telephone and video collaboration, over a single network. TeraGlobal's TeraMedia-TM- software-based solution guarantees real-time, two-way simultaneous voice, video and data-based communication and collaboration over a single high-speed network saving customers time and money, enhancing workflow efficiency and personal productivity.


Contacts:   TeraGlobal Corporate Relations      Pondel/Wilkinson Group
            Darren Seed (investors)             Corporate and Investor Relations
            investor@teraglobal.com             E. E. Wang
            www.teraglobal.com                  investor@pondel.com
            (858) 404-5500                      (310) 207-9300